UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 16, 2005

(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The Kimberly-Clark Corporation Executive Severance Plan was amended and restated by the Kimberly-Clark Corporation’s Board of Directors on November 16, 2005.

The Plan provides certain eligible executives, including Named Executive Officers, severance benefits in the event of a termination of employment in certain qualified circumstances related to a change in control of the Corporation.

The Executive Severance Agreements under the Plan (the “Agreements”) provide that upon a qualified termination of employment related to a change in control, the participant will receive a cash payment in an amount equal to the sum of (1) three times annual base salary and the target bonus award for that fiscal year, (2) the value, based on the Corporation’s stock price at the date of the participant’s termination, of forfeited restricted stock, time-vested restricted share units, performance-vested restricted share units (at the greater of target or the attainment of the performance goal as of the end of the prior year) and certain unvested incentive stock options, (3) the value of three additional years of service and compensation under the Corporation’s pension plan and its related supplemental plans, and (4) three years of COBRA premiums for medical and dental coverage. In addition, nonqualified stock options, and certain incentive stock options, will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

The Plan also provides that in certain circumstances if the participant incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, the participant is entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable. The Agreements with the Named Executive Officers will be extended for an additional three years from the date of execution.

A copy of the Plan is attached as Exhibit 10b to this report and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: November 16, 2005	By: /s/ Mark A. Buthman
Mark A. Buthman
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

(10)b.	Kimberly-Clark Corporation Executive Severance Plan, as amended and restated as of November 15, 2005.